Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom llp
155 NORTH WACKER DRIVE
CHICAGO, ILLINOIS 60606-1720

TEL: (312) 407-0700
FAX: (312) 407-0411
www.skadden.com
July 27, 2011
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Apartment Investment and Management Company
4582 S. Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
Re: Real Estate Investment Trust Opinion
Ladies and Gentlemen:
          You have requested our opinion as to the status of Apartment Investment and Management Company, a Maryland corporation (“AIMCO”), as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) as of the date hereof.
          In connection with our opinion, you have provided us with certain representations and covenants of officers of AIMCO relating to, among other things, properties, assets, income, distributions, stockholder ownership, organizational structure and other requirements, and the past, present and future conduct of AIMCO’s business operations. We have assumed that such statements, representations and covenants are true as of the date hereof, and will continue to be true, without regard to any qualification as to knowledge and belief. In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein. For purposes of our opinion, we have not assumed any responsibility for investigating or independently verifying the facts and representations set forth in such documents, the partnership agreements and organizational documents for each of the corporations, partnerships and limited liability companies in which AIMCO holds a direct or indirect interest (the “Subsidiaries”), or any

Apartment Investment and Management Company
July 27, 2011

other document, and we have not undertaken any independent review of such information. In particular, we note that AIMCO engages in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on AIMCO’s representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.
          Our opinion is based on the correctness of the assumption that there have been no changes in the applicable laws of the State of Maryland or any other state under the laws of which any of the Subsidiaries have been formed. In rendering our opinion, we have also considered and relied upon the Code, the regulations promulgated thereunder (the “Regulations”), administrative rulings and the other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist as of the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). Any change which is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions herein. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.
          Based upon and subject to the foregoing, for U.S. federal income tax purposes we are of the opinion that, commencing with AIMCO’s initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, AIMCO to meet the requirements for qualification and taxation as a REIT under the Code. AIMCO’s qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of AIMCO’s operation for any particular taxable year satisfy the requirements for taxation as a REIT under the Code.
          Other than as expressly stated above, we express no opinion on any issue relating to AIMCO or to any investment therein.

Apartment Investment and Management Company
July 27, 2011

          This opinion has been prepared for you and may not be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP